Exhibit 10.10
CERTIFICATE OF DESIGNATION
in respect of
SERIES B REDEEMABLE PREFERRED STOCK
Of
NYTEX ENERGY HOLDINGS, INC.
Pursuant to Section 151 of the Delaware General Corporation Law
     The undersigned duly authorized officer of NYTEX Energy Holdings, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 151 thereof, DOES HEREBY CERTIFY that the following resolution was duly adopted by the Corporation’s Board of Directors (the “Board of Directors”), pursuant to Section 141(f) of the General Corporation Law of the State of Delaware on November 19, 2010:
     Resolved, that, pursuant to Section 151 of the Delaware General Corporation Law, the Corporation hereby establishes a series of Preferred Stock, par value $.001 per share, of the Corporation and fixes the number of shares of such series and the powers, designations, preferences and relative rights of such series, and the qualifications, limitations or restrictions thereof as follows:
     The second series of Preferred Stock, par value $.001 per share, of the Corporation shall be, and hereby is, designated “Series B Preferred Stock” (the “Series B Preferred Stock”), and the number of shares constituting such series shall be one. The relative rights and preferences of the Series B Preferred Stock shall be as follows:
ARTICLE 1
VOTING RIGHTS
     1.01. Voting Rights. Except (a) as set forth herein, (b) as set forth in that certain Preferred Stock and Warrant Purchase Agreement, dated as of November [15], 2010, as the same may be amended, restated or otherwise modified from time to time (the “Preferred Stock and Warrant Purchase Agreement”), by and among the Corporation and WayPoint Nytex, LLC (the “Holder”), or (c) as otherwise required by applicable law, no share of Series B Preferred Stock (a “Share”) shall be entitled to vote on any matter on which the stockholders of the Corporation shall be entitled to vote, and no Share shall be included in determining the number of shares voting or entitled to vote on any such matters; provided, however, that the Holder shall have the right to vote as a separate class on any amendment of this Article 1 and on any amendment, repeal or modification of any provision of this Certificate of Designations or the Corporation’s Certificate of Incorporation that adversely affects the powers, preferences or special rights of the Holder (including any change to the Board of Directors) and the Corporation shall take no such action without the affirmative vote of the Holder. For so long as a Terminating Event has not occurred, the Holder shall be entitled to elect two members to the Board at any annual or special

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stockholders meeting, and whenever the stockholders of the Corporation act by written consent, in each case with respect to election of directors. Notwithstanding anything to the contrary contained herein or the Certificate of Incorporation or the Corporation’s Bylaws, upon the occurrence of a Triggering Event, the Holder of the Share may, at anytime thereafter, by written notice to the Corporation, increase the number of directors constituting the Board up to that number of directors that would give the Holder control of a majority of the Board, and to designate such additional directors to the Board.
     1.02. Definitions. A“Terminating Event” occurs when and if the Holder holds shares of the Corporation’s Common Stock issued upon exercise of the Purchaser Warrant and Control Warrant that were issued to Holder pursuant to the Preferred Stock and Warrant Purchase Agreement that, when combined with shares of the Corporation’s Common Stock issuable upon the future exercise of such Purchaser Warrant or such Control Warrant held by the Holder, do not exceed 5% of the total aggregate number of outstanding shares of the Corporation’s Common Stock, calculated on a Fully-Diluted Basis. “Fully-Diluted Basis” means all of the outstanding shares of the Corporation’s Common Stock, assuming the exercise of all outstanding warrants and the exercise or conversion of all outstanding Derivative Securities. “Derivative Securities” means (i) all shares of stock and other securities that are convertible into or exchangeable or exercisable for shares of the Corporation’s Common Stock, and (ii) all options, warrants, and other rights to acquire shares of the Corporation’s Common Stock or any class of stock or other security or securities convertible into or exchangeable for shares of the Corporation’s Common Stock or any class of stock of other security. “Triggering Event” means the occurrence of a Default (as defined in the Preferred Stock and Warrant Purchase Agreement) that remains uncured for seventy-five (75) days; provided, that payment to the holders of NYTEX FDF Acquisition, Inc.’s Senior Series A Redeemable Preferred Stock of all amounts owing to such holders as a result of a Default shall be considered a cure of a Default.
ARTICLE 2
REDEMPTION
     2.01. Voluntary Redemption. Any outstanding Share shall be subject to voluntary redemption by the Corporation (subject to the restrictions imposed herein and by Delaware law) after the occurrence of a Terminating Event (such date the Corporation exercises its redemption right being referred to henceforth as the “Redemption Date”), at the redemption price per share of $1.00.
     2.02. Procedures. The redemption shall be accomplished using the procedures set forth below:
          a. Notice Procedure. The Corporation shall give notice to the Holder by certified mail, return receipt requested, at least 30 days in advance of the Redemption Date. The Share shall be redeemed upon payment by the Corporation to the Holder of the redemption price per share of $1.00. Any redemption hereunder shall be subject to restrictions imposed by Delaware law regarding the circumstances under which such redemption may be effected.

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          b. Payment Procedures. Any notice mailed by the Corporation shall contain the information required by Delaware law and shall be mailed to the Holder at its address, certified mail, return receipt requested, as the same shall appear on the books of the Corporation. From and after the Redemption Date, and after all amounts necessary to effect such redemption have been set aside for such purpose, all rights of the Holder thereof as a stockholder of the Corporation with respect to the Share, except the right to receive the redemption price, shall cease and terminate.
          c. Delivery of Certificates. The Holder shall be entitled to receive the redemption price upon actual delivery to the Corporation or to such other entity as may be designated by the notice referred to in subsection b of this Section of the certificate for the Share, duly endorsed in blank or accompanied by proper instruments of assignment and transfer duly endorsed in blank. The redeemed Share shall be retired and canceled and may not be reissued.
          d. No Sinking Fund. No sinking fund will be created for the redemption or purchase of the Share.
     In testimony whereof, NYTEX Energy Holdings, Inc. has caused this Certificate to be signed by a duly authorized officer of the Company on November 19, 2010.

NYTEX ENERGY HOLDINGS, INC.
By:
Michael K. Galvis
President and CEO

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